Exhibit 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

i

ENERGY XXI GULF COAST, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)

	December 31, 2015	June 30, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$300,400	$718,868
Accounts receivable
Oil and natural gas sales	60,180	100,243
Joint interest billings	20,600	12,433
Other	21,163	40,584
Prepaid expenses and other current assets	29,064	20,438
Restricted cash	6,375	6,024
Derivative financial instruments	61,169	22,229
Total Current Assets	498,951	920,819
Property and Equipment
Oil and natural gas properties, net – full cost method of accounting, including $63.5 million and $436.4 million of unevaluated properties not being amortized at December 31, 2015 and June 30, 2015, respectively	1,096,466	3,570,759
Other property and equipment, net	1,604	2,074
Total Property and Equipment, net of accumulated depreciation, depletion, amortization and impairment	1,098,070	3,572,833
Other Assets
Note Receivable from Energy XXI, Inc.	—	75,861
Derivative financial instruments	—	3,898
Restricted cash	46,024	31,000
Other assets and debt issuance costs, net of accumulated amortization	59,176	71,574
Total Other Assets	105,200	182,333
Total Assets	$1,702,221	$4,675,985
LIABILITIES
Current Liabilities
Accounts payable	$158,100	$154,492
Accrued liabilities	104,453	120,944
Asset retirement obligations	43,136	33,286
Derivative financial instruments	—	2,661
Current maturities of long-term debt	—	10,647
Total Current Liabilities	305,689	322,030
Long-term debt, less current maturities	3,258,199	4,238,355
Asset retirement obligations	420,930	453,799
Derivative financial instruments	—	1,358
Other liabilities	8,000	5,332
Total Liabilities	3,992,818	5,020,874
Commitments and Contingencies (Note 11)
STOCKHOLDER’S DEFICIT
Common stock, $0.01 par value, 1,000,000 shares authorized and 100,000 shares issued and outstanding at December 31, 2015 and June 30, 2015, respectively	1	1
Additional paid-in capital	2,236,218	2,252,142
Accumulated deficit	(4,526,816)	(2,597,032)
Total Stockholder’s Deficit	(2,290,597)	(344,889)
Total Liabilities and Stockholder’s Deficit	$1,702,221	$4,675,985

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenues
Oil sales	$134,103	$279,708	$308,303	$649,863
Natural gas sales	16,615	31,801	40,100	66,362
Gain on derivative financial instruments	28,302	191,462	83,732	248,187
Total Revenues	179,020	502,971	432,135	964,412
Costs and Expenses
Lease operating	83,910	119,366	174,511	261,951
Production taxes	309	2,263	1,066	5,356
Gathering and transportation	16,852	4,771	31,904	13,959
Depreciation, depletion and amortization	120,744	174,341	243,964	332,743
Accretion of asset retirement obligations	15,944	12,798	30,728	25,617
Impairment of oil and natural gas properties	1,425,784	—	2,330,376	—
Goodwill impairment	—	329,293	—	329,293
General and administrative expense	25,642	35,045	44,307	50,038
Total Costs and Expenses	1,689,185	677,877	2,856,856	1,018,957
Operating Loss	(1,510,165)	(174,906)	(2,424,721)	(54,545)
Other Income (Expense)
Loss from equity method investee	—	—	(9,687)	—
Other income, net	2,824	490	3,414	954
Gain on early extinguishment of debt	290,296	—	748,574	—
Interest expense	(83,805)	(60,637)	(180,573)	(120,687)
Total Other Income (Expense), net	209,315	(60,147)	561,728	(119,733)
Loss Before Income Taxes	(1,300,850)	(235,053)	(1,862,993)	(174,278)
Income Tax Expense	—	30,143	—	51,750
Net Loss	$(1,300,850)	$(265,196)	$(1,862,993)	$(226,028)

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended December 31,
	2015	2014
Cash Flows from Operating Activities
Net loss	$(1,862,993)	$(226,028)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	243,964	332,743
Impairment of oil and natural gas properties	2,330,376	—
Goodwill impairment	—	329,293
Deferred income tax expense	—	51,750
Gain on early extinguishment of debt	(748,574)	—
Change in fair value of derivative financial instruments	(42,162)	(175,731)
Accretion of asset retirement obligations	30,728	25,617
Loss from equity method investee	9,687	—
Amortization and write-off of debt issuance costs and other	4,298	(683)
Interest income accrued to note receivable	—	—
Changes in operating assets and liabilities
Accounts receivable	69,447	34,237
Prepaid expenses and other assets	(14,327)	23,163
Settlement of asset retirement obligations	(53,719)	(53,960)
Accounts payable and accrued liabilities	(35,939)	(142,517)
Net Cash Provided by (Used in) Operating Activities	(69,214)	197,884
Cash Flows from Investing Activities
Acquisitions, net of cash	(2,797)	(287)
Capital expenditures	(72,433)	(442,606)
Insurance payments received	4,379	—
Transfer from (to) restricted cash	(15,024)	326
Proceeds from the sale of properties	4,102	6,947
Net Cash Used in Investing Activities	(81,773)	(435,620)
Cash Flows from Financing Activities
Returns to parent	(15,922)	(19,882)
Advance to Energy XXI, Inc.	—	(963)
Dividends to shareholder – common	—	(750)
Proceeds from long-term debt	1,121	1,011,948
Payments on long-term debt	(224,781)	(759,639)
Payment of debt assumed in acquisition	(25,187)	—
Fees related to debt extinguishment	(2,080)	—
Debt issuance costs and other	(632)	(2,303)
Net Cash Provided by (Used in) Financing Activities	(267,481)	228,411
Net Decrease in Cash and Cash Equivalents	(418,468)	(9,325)
Cash and Cash Equivalents, beginning of period	718,868	9,325
Cash and Cash Equivalents, end of period	$300,400	$—

See accompanying Notes to the Consolidated Financial Statements.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 1 — Organization, Summary of Significant Accounting Policies and Recent Accounting Pronouncements

Nature of Operations.  Energy XXI Gulf Coast, Inc. (“EGC”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (our “Parent” or “EXXI USA”). Energy XXI Ltd (“Energy XXI”) indirectly owns 100% of our Parent. References in this report to “us,” “we,” “our,” or “the Company,” are to EGC and its wholly-owned subsidiaries. We are headquartered in Houston, Texas and are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and in the Gulf of Mexico Shelf (“GoM Shelf”).

Principles of Consolidation and Reporting.  The accompanying consolidated financial statements include the accounts of EGC and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). All significant intercompany transactions are eliminated in consolidation. Our interests in oil and natural gas exploration and production ventures and partnerships are proportionately consolidated.

Interim Financial Statements.  The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments of a normal and recurring nature considered necessary for a fair presentation have been included in the accompanying consolidated financial statements. The results of operations for the interim period are not necessarily indicative of the results that will be realized for the entire fiscal year. These consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended June 30, 2015.

Use of Estimates.  The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation. Other items subject to estimates and assumptions include fair value estimates used in accounting for acquisitions and dispositions; carrying amounts of property, plant and equipment; goodwill; asset retirement obligations; deferred income taxes; and valuation of derivative financial instruments, among others. Accordingly, our accounting estimates require exercise of judgment by management in preparing such estimates. While we believe that the estimates and assumptions used in preparation of our consolidated financial statements are appropriate, actual results could differ from those estimates, and any such differences may be material.

Recent Accounting Pronouncements.  In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most current revenue recognition guidance. ASU No. 2014-09 is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are evaluating the impact of the pending adoption of ASU No. 2014-09 on our financial position and results of operations and have not yet determined the method that will be adopted.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 1 — Organization, Summary of Significant Accounting Policies and Recent Accounting Pronouncements  – (continued)

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. The standard is effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016, with early adoption permitted. Our early adoption of ASU 2014-15 during the quarter ended December 31, 2015 impacted our disclosures but had no effect on our consolidated financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. In June 2015, the FASB issued ASU 2015-15 as an amendment to this guidance to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements. The SEC staff stated that they would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement.

The ASU is effective for public entities for annual periods beginning after December 15, 2015, and interim periods within those annual reporting periods. Early adoption is permitted for financial statements that have not been previously issued. The guidance will be applied on a retrospective basis. We are currently evaluating the provisions of ASU 2015-03 and assessing the impact it may have on our consolidated financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 simplifies the presentation of deferred taxes on the balance sheet by requiring classification of all deferred tax items as noncurrent including valuation allowances by jurisdiction. ASU 2015-17 is effective for public entities for annual periods beginning after December 15, 2016, and interim periods within those annual reporting periods. Early adoption is permitted as of the beginning of any interim or annual reporting period. Our early adoption of ASU 2015-17 during the quarter ended December 31, 2015 had no effect on our consolidated financial position, results of operations or cash flows other than presentation.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02”), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. To meet that objective, the FASB is amending the FASB Accounting Standards Codification and creating Topic 842, Leases. The guidance in this ASU supersedes Topic 840, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the provisions of this new standard and assessing the impact it may have on our consolidated financial position, results of operations or cash flows.

Note 2 — Liquidity and Capital Resources

We have historically funded our operations primarily through cash flows from operating activities, borrowings under our Revolving Credit Facility, as defined below, proceeds from the issuance of debt securities, issuance of equity securities by Energy XXI and proceeds from asset sales. However, future cash flows are subject to a number of variables, and are highly dependent on the prices we receive for oil and

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 2 — Liquidity and Capital Resources  – (continued)

natural gas. Oil and natural gas prices declined severely during fiscal year 2015 and have declined even further through fiscal 2016 to date. The price of WTI crude oil per barrel dropped below $27.00 per barrel in January 2016 for the first time in twelve years. These lower commodity prices have negatively impacted revenues, earnings and cash flows, and sustained low oil and natural gas prices will have a material and adverse effect on our liquidity position.

As of December 31, 2015, we had cash and cash equivalents of approximately $300.4 million and approximately $122 million of available borrowing capacity under our second amended and restated first lien credit agreement (“First Lien Credit Agreement” or “Revolving Credit Facility” or “Revolver”). As of December 31, 2015, we had total indebtedness of $3,258.2 million, comprised of $150 million of secured indebtedness outstanding under our Revolving Credit Facility, $1.45 billion of 11% Senior Secured Second Lien Notes due 2020, $1,684 million of unsecured notes and net unamortized original issue discount of $25.8 million. Due to the continued decreases in commodity prices, the Company continues to incur significant losses and negative cash flows from operating activities.

As of December 31, 2015, we were in compliance with our financial covenants under the Revolving Credit Facility; however, based on current market conditions and depressed commodity prices, if we are unable to execute on one of the strategic alternatives discussed below and adequately address liquidity concerns, we will not be in compliance with the consolidated net secured leverage ratio covenant under our Revolving Credit Facility for the quarter ending March 31, 2016. In addition, as part of our quarterly compliance certificates required under our Revolving Credit Facility and also as a condition to borrow additional funds or issue letters of credit under our Revolving Credit Facility, we must make certain representations, including representations about our solvency and we must remain in compliance with the financial ratios in our Revolving Credit Facility. Generally, the solvency representation requires, among other things, for us to determine at the time we desire to make a future borrowing, or issue or extend letters of credit, that the fair market value of our assets exceeds the face amount of our liabilities. The current commodity environment creates substantial uncertainty in determining fair market value of oil and natural gas assets which accordingly may impact our ability to continue to give the required representation.

On February 29, 2016, the Company and EPL Oil & Gas, Inc. (“EPL”) received written confirmation from Wells Fargo Bank, N.A., as the administrative agent for the lenders under the First Lien Credit Agreement that they had received signature pages from the required lenders under the First Lien Credit Agreement for the Thirteenth Amendment and Waiver (as defined below) providing certain relief under requirements of the First Lien Credit Agreement through March 14, 2016 or earlier as provided in the Thirteenth Amendment and Waiver. Please see Note 5 — Long-Term Debt for more information.

We are evaluating various alternatives with respect to our Revolving Credit Facility, but there is no certainty that we will be able to implement any alternatives or otherwise resolve our covenant issues. If the lenders under the Revolving Credit Facility are unwilling to provide us with the covenant flexibility we seek, and we are unable to comply with those covenants, we may be forced to repay or refinance amounts then outstanding under the Revolving Credit Facility, and there is no assurance that we will reach an agreement with our lenders on any such amendment or additional waiver. Absent success in these pursuits, a resultant breach under the Revolving Credit Facility would cause a default under such facility, potentially resulting in acceleration of all amounts outstanding under the Revolving Credit Facility. If the lenders under the Revolving Credit Facility were to accelerate the indebtedness under the Revolving Credit Facility as a result of such defaults, such acceleration would cause a cross-default or cross-acceleration of all of our other outstanding indebtedness. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 2 — Liquidity and Capital Resources  – (continued)

other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, we will not have sufficient liquidity to repay all of our outstanding indebtedness.

We may face other impediments to accessing our available borrowing capacity under our Revolving Credit Facility. Borrowings under our First Lien Credit Agreement are also limited to a borrowing base based on oil and natural gas reserve values which are redetermined on a periodic basis. During the quarter ended December 31, 2015, we and our lenders completed our fall borrowing base redetermination with no changes to the existing borrowing base. If we experience the continuation of low oil and natural gas prices, or if they decline even further, we anticipate that our Revolving Credit Facility borrowing base and commitment amounts will likely be reduced in the spring of 2016 as part of our next borrowing base redetermination, which would adversely impact our liquidity. In addition, we would have to repay any outstanding indebtedness in excess of any reduced borrowing base.

In addition, in response to commodity price declines, our fiscal year 2016 capital budget was reduced to a current planned amount of $130 to $150 million, as compared to actual capital expenditures in fiscal year 2015 (excluding acquisition activity) of approximately $649 million. Due to the depressed commodity prices and our lack of capital resources to develop our properties, the Company believes that all of its proved undeveloped oil and gas reserves no longer qualify as being proved as of the period ended December 31, 2015. We have thus removed all of our proved undeveloped oil and gas reserves from the proved category as of December 31, 2015. Almost all of the proved undeveloped reserves that were removed from the proved category as of December 31, 2015 are still economic at current prices, but were reclassed to the probable category because they are no longer expected to be drilled within five years of initial booking due to current constraints on ability to fund development drilling. In addition, as of December 31, 2015, we identified certain of our unevaluated properties totaling to $336.5 million as being uneconomical and have transferred such amounts to the full cost pool, subject to amortization. The curtailment of the development of our properties will eventually lead to a decline in our production and reserves. A decline in our production and reserves will further reduce our liquidity and ability to satisfy our debt obligations by negatively impacting our cash flow from operating activities and the value of our assets.

We may experience a further strain on our liquidity if the Bureau of Ocean Energy Management (the “BOEM”) requires us to provide additional bonding as a means to assure our decommissioning obligations, such as the plugging of wells, the removal of platforms and other facilities, the abandonment of pipelines and the clearing of the seafloor of obstructions, or if the surety companies providing such bonds on our behalf require us to provide additional cash collateral for such bonds. Any further expense in providing additional bonds or restrictions on our cash to collateralize existing bonds or new bonds would further reduce our liquidity.

Beginning on January 11, 2016, Energy XXI’s common stock has generally traded on NASDAQ at less than $1.00 per share. On February 24, 2016, NASDAQ delivered a deficiency notice to Energy XXI noting that Energy XXI’s common stock fell below the minimum bid price of $1.00 per share for 30 consecutive business days. Energy XXI intends to continue to monitor the bid price levels for the common stock and will consider appropriate alternatives to compliance within the initial 180 calendar day compliance period. In the event Energy XXI does not regain compliance with the minimum bid price requirement by August 22, 2016, Energy XXI may be eligible for an additional 180 calendar-day compliance period, if it elects to transfer to The NASDAQ Capital Market, and Energy XXI meets certain initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement. However, there is no assurance that the price of Energy XXI’s common stock will comply with the requirements for continued listing of its shares on The NASDAQ Global Select Market. A delisting of Energy XXI’s common stock from The NASDAQ Global Select Market could constitute a “fundamental change” under the terms of our $400 million aggregate

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 2 — Liquidity and Capital Resources  – (continued)

principal amount of 3.0% Senior Convertible Notes due 2018 (the “3.0% Senior Convertible Notes”) issued by Energy XXI. If a Fundamental Change occurs at any time prior to the maturity of the 3.0% Senior Convertible Notes, each holder shall have the right to require Energy XXI to repurchase all or part of such holder’s 3.0% Senior Convertible Notes in a principal amount thereof that is equal to $1,000 in principal amount or whole multiples thereof, on the date (the “Fundamental Change Repurchase Date”) specified by Energy XXI that is not less than 20 nor more than 35 calendar days after the date of the Fundamental Change Notice at a repurchase price, payable in cash, equal to 100% of the principal amount of the 3.0% Senior Convertible Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. There is no assurance that Energy XXI would have adequate liquidity to fund a repurchase given the severe liquidity constraints of Energy XXI. Such acceleration would cause a cross-default or cross-acceleration of all of our other outstanding indebtedness. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, we will not have sufficient liquidity to repay all of our outstanding indebtedness.

We had total indebtedness of $3,258.2 million as of December 31, 2015 and taking into account the bond repurchases completed subsequent to December 31, 2015, we had total indebtedness of $2,508.5 million as of February 15, 2016. We expect to have substantial interest payments due on our outstanding bonds in the next twelve months, totaling $235.8 million. In addition, the majority of our outstanding indebtedness will mature within the next ten years, with a substantial portion coming due in the next five years. All of the factors described above have placed considerable pressure on our ability to pay the principal and interest on our long-term debt, satisfy our other liabilities, continue our development activities to maintain and grow reserves and our ability to refinance our debt as it becomes due.

As a result of the commodity price decline and the Company’s substantial debt burden, absent a material improvement in oil and gas prices or a refinancing or restructuring of our debt obligations or other improvement in liquidity, the Company believes forecasted cash and expected available credit capacity will not be sufficient to meet commitments as they come due for the next twelve months. This raises substantial doubt regarding the Company’s ability to continue as a going concern.

In February 2016, Energy XXI engaged PJT Partners as a financial advisor and Vinson & Elkins L.L.P. as a legal advisor to advise management and its Board of Directors (the “Board”) regarding potential strategic alternatives such as a refinancing or restructuring of our indebtedness or capital structure or seeking to raise additional capital through debt financing or equity issue at Energy XXI to address our liquidity issues and high debt levels. We cannot assure that any refinancing or debt or equity restructuring would be possible or that additional debt or equity financing could be obtained on acceptable terms, if at all. We are also focused on long-term recurring cost reductions and the identification of non-core assets for potential sale. We cannot assure that any of these efforts will be successful or will result in cost reductions or additional cash flows or the timing of any such cost reductions or additional cash flows.

As a result of the commodity price decline, we will continue to evaluate our ability to make the debt payments as they become due and to meet the additional supplemental bonding requirements of the BOEM and our surety companies’ requirements to provide additional cash collateral for such existing and future bonds in light of our liquidity constraints. On February 16, 2016, the Company elected to enter into the 30-day grace period under the terms of the indenture governing EPL’s outstanding 8.25% Senior Notes due February 2018 (the “8.25% Senior Notes”) to extend the timeline for making the cash interest payment to March 17, 2016. The aggregate amount of the interest payments is approximately $8.8 million. During the 30-day grace period, the Company will work with its debt holders regarding its ongoing effort to develop and implement a comprehensive plan to restructure its balance sheet.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 2 — Liquidity and Capital Resources  – (continued)

The election to enter into the 30-day grace period under the terms of the indenture governing EPL’s 8.25% Senior Notes constitutes a default; however, it does not constitute an Event of Default under the indenture governing our EPL’s 8.25% Senior Notes or the Revolving Credit Facility. As a result of this default, certain restrictions have been placed on the Company, including but not limited to, its ability to incur additional indebtedness, draw on the Revolving Credit Facility and issue additional letters of credit. The Company has 30 days to cure the default by making the required interest payment that was due on February 16, 2016. Alternatively, the Company may restructure the debt with its creditors. On March 17, 2016, if the interest payment default is not cured, the default would be considered an Event of Default and the trustee or the holders of at least 25% in aggregate principal amount of then outstanding 8.25% Senior Notes may declare the principal and accrued interest for all outstanding 8.25% Senior Notes due and payable immediately. An Event of Default would also trigger cross defaults in the Company’s other debt obligations. An Event of Default would have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

Absent a material improvement in oil and gas prices or a refinancing or some restructuring of our debt obligations or other improvement in liquidity, we may seek bankruptcy protection to continue our efforts to restructure our business and capital structure and may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities.

Note 3 — Acquisitions

Acquisition of interest in M21K

On August 11, 2015, pursuant to a stock purchase agreement (the “M21K Purchase Agreement”) between Energy XXI M21K, LLC and Energy XXI GOM, LLC (the “M21K Purchase Agreement”), we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing (the “M21K Acquisition”). The sellers retained certain overriding royalty interests applicable only to the extent that production proceeds during any calendar month average in excess of $65.00/Bbl WTI and $3.50/MMbtu Henry Hub and limited to a term of four years or an aggregate amount of $20 million, whichever occurs earlier. In addition, with respect to the Eugene Island 330 and South Marsh Island 128 fields, in the event we sell our interest in one or both of these fields, the overriding royalty interests with respect to such sold field shall terminate; provided, however if such sale occurs within four years of the effective date of the M21K Purchase Agreement and the consideration received for such sale is greater than the allocated value for such field as specified in the M21K Purchase Agreement, then we are obligated to pay an amount equal to 20% of the portion of the consideration received in excess of the specified allocated value of such field. Prior to this transaction which was effective as of August 1, 2015, Energy XXI through one of its wholly owned subsidiary had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 3 — Acquisitions  – (continued)

The following table presents the preliminary purchase price allocation to the assets acquired and liabilities assumed, based on their estimated fair values on August 11, 2015 (in thousands):

Oil and natural gas properties – evaluated	$73,910
Oil and natural gas properties – unevaluated	39,278
Asset retirement obligations	(66,700)
Net working capital*	(21,301)
Fair value of debt assumed	(25,187)
Cash paid	$—

*	Net working capital includes approximately $1.0 million in cash.

Note 4 — Property and Equipment

Property and equipment consists of the following (in thousands):

	December 31, 2015	June 30, 2015
Oil and natural gas properties
Proved properties	$9,761,966	$9,290,982
Less: accumulated depreciation, depletion, amortization and impairment	(8,728,962)	(6,156,580)
Proved properties, net	1,033,004	3,134,402
Unevaluated properties	63,462	436,357
Oil and natural gas properties, net	1,096,466	3,570,759
Other property and equipment	1,668	3,116
Less: accumulated depreciation	(64)	(1,042)
Other property and equipment, net	1,604	2,074
Total property and equipment, net of accumulated depreciation, depletion, amortization and impairment	$1,098,070	$3,572,833

At December 31, 2015, the Company’s investment in unevaluated properties primarily relates to the fair value of unproved oil and natural gas properties acquired in oil and gas property acquisitions (primarily the acquisition of EPL on June 3, 2014 (the “EPL Acquisition”)). Costs associated with unevaluated properties are transferred to evaluated properties upon the earlier of (i) a determination as to whether there are any proved reserves related to the properties, or (ii) ratably over a period of time of not more than four years. As of December 31, 2015, we identified certain of our unevaluated properties totaling to $336.5 million as being uneconomical and have transferred such amounts to the full cost pool, subject to amortization.

Due to the depressed commodity prices and our lack of capital resources to develop our properties, the Company believes that all of its proved undeveloped oil and gas reserves no longer qualify as being proved as of the period ended December 31, 2015. We have thus removed all of our proved undeveloped oil and gas reserves from the proved category as of December 31, 2015. Almost all of the proved undeveloped reserves that were removed from the proved category as of December 31, 2015 are still economic at current prices, but were reclassed to the probable category because they are no longer expected to be drilled within five years of initial booking due to current constraints on ability to fund development drilling.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 4 — Property and Equipment  – (continued)

Under the full cost method of accounting at the end of each financial reporting period, we compare the present value of estimated future net cash flows from proved reserves (computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%, plus the lower of cost or fair market value of unproved properties and excluding cash flows related to estimated abandonment costs associated with developed properties) to the net full cost pool of oil and natural gas properties, net of related deferred income taxes. We refer to this comparison as a “ceiling test.” If the net capitalized costs of these oil and natural gas properties exceed the estimated discounted future net cash flows, we are required to write-down the value of our oil and natural gas properties to the amount of the discounted cash flows. For the three and six months ended December 31, 2015, our ceiling test computation resulted in impairments of our oil and natural gas properties of $1,425.8 million and $2,330.4 million, respectively. If the current low commodity price environment or downward trend in oil and natural gas prices continues, we will incur further impairment to our full cost pool in fiscal 2016 based on the average oil and natural gas price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the previous 12-month period under the SEC pricing methodology.

Note 5 — Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2015	June 30, 2015
Revolving Credit Facility	$150,000	$150,000
11.0% Senior Secured Second Lien Notes due 2020	1,450,000	1,450,000
8.25% Senior Notes due 2018	480,244	510,000
6.875% Senior Notes due 2024	143,993	650,000
7.5% Senior Notes due 2021	238,071	500,000
7.75% Senior Notes due 2019	101,077	250,000
9.25% Senior Notes due 2017	720,585	750,000
Debt premium, 8.25% Senior Notes due 2018(1)	21,218	29,459
Original issue discount, 11.0% Notes due 2020	(46,989)	(51,104)
Derivative instruments premium financing	—	10,647
Total debt	3,258,199	4,249,002
Less current maturities	—	10,647
Total long-term debt	$3,258,199	$4,238,355

(1)	Represents unamortized premium on the 8.25% Senior Notes assumed in the EPL Acquisition.

During the six months ended December 31, 2015, we repurchased certain of our unsecured notes in aggregate principal amounts as follows: $506.0 million of 6.875% Senior Notes due 2024, $261.9 million of 7.5% Senior Notes due 2021, $148.9 million of 7.75% Senior Notes due 2019, $29.8 million of 8.25% Senior Notes due 2018 and $29.4 million of 9.25% Senior Notes due 2017. We repurchased these notes in open market transactions at a total cost of approximately $213.1 million, and we recorded a gain on the repurchases totalling approximately $748.6 million, net of associated debt issuance costs and certain other expenses. All of the repurchased notes were cancelled. Subsequent to December 31, 2015, we repurchased approximately $737.7 million of our unsecured notes in open market transactions at a total price of approximately $19.2 million, including $16.4 million of accrued interest, reducing our total indebtedness to approximately $2,508.5 million as of February 15, 2016.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

Maturities of long-term debt as of December 31, 2015 are as follows (in thousands):

Twelve Months Ending December 31,
2016	$—
2017	1,200,829
2018	150,000
2019	101,077
2020	1,450,000
Thereafter	382,064
3,283,970
Less: Net original issue discount & debt premium	(25,771)
Total debt	$3,258,199

Revolving Credit Facility

The Revolving Credit Facility was entered into by us in May 2011 and underwent its Thirteenth Amendment and Waiver to the First Lien Credit Agreement on February 29, 2016 (the “Thirteenth Amendment”), its Twelfth Amendment to the First Lien Credit Agreement on November 30, 2015 (the “Twelfth Amendment”) and its Eleventh Amendment and Waiver to the First Lien Credit Agreement was on July 31, 2015 (the “Eleventh Amendment”). The Revolving Credit Facility, as amended, has a maximum facility amount and borrowing base of $500 million, of which such amount $150 million is the borrowing base under the sub-facility established for EPL. These respective borrowing bases were set in accordance with the regular annual process for determination of the borrowing bases and the borrowing bases are to remain in effect until the next redetermination thereof under the terms of the First Lien Credit Agreement. Borrowings under our First Lien Credit Agreement are also limited to a borrowing base based on oil and natural gas reserve values, which are redetermined on a periodic basis. During the quarter ended December 31, 2015, we and our lenders completed our fall borrowing base redetermination with no changes to the existing borrowing base at $500 million, and the lenders temporarily relaxed the requirements of certain financial covenants under the Twelfth Amendment as described below. The scheduled date of maturity of the First Lien Credit Agreement is April 9, 2018, provided however that the maturity date will accelerate to a date 210 days prior to the date of maturity of our outstanding 9.25% unsecured notes due December 2017 (the “9.25% Senior Notes”) if such notes are not prepaid, redeemed or refinanced prior to such prior date, or to a date 210 days prior to the date of maturity of EPL’s 8.25% Senior Notes if such 8.25% Senior Notes are not prepaid, redeemed or refinanced prior to such prior date, or otherwise to a date that is 180 days prior to the date of maturity of any other permitted second lien or permitted third lien indebtedness or certain permitted unsecured indebtedness or any refinancings of such indebtedness if such indebtedness would come due prior to April 9, 2018. If we experience the continuation of low oil and natural gas prices, or if they decline even further, we anticipate that our Revolving Credit Facility borrowing base and commitment amounts will likely be reduced in the spring of 2016 as part of our next borrowing base redetermination, which would adversely impact our liquidity. In addition, we may have to repay any outstanding indebtedness in excess of any reduced borrowing base.

Borrowings are limited to a borrowing base based on oil and natural gas reserve values which are re-determined on a periodic basis. The Revolving Credit Facility is secured by mortgages on at least 90% of the value of our and our subsidiaries’ (other than EPL and its subsidiaries until they shall have become guarantors of our indebtedness under the First Lien Credit Agreement) proved reserves and proved developed producing reserves, but with the threshold for such properties of EPL and its subsidiaries (until they shall have become guarantors of our indebtedness under the First Lien Credit Agreement) at 85%. Additionally, as a

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

result of the Twelfth Amendment, EPL is required to maintain $30 million of restricted cash in an account subject to a control agreement in favor of the administrative agent under the First Lien Credit Agreement.

Currently, the facility bears interest based on the borrowing base usage, at either the applicable London Interbank Offered Rate (“LIBOR”), plus applicable margins ranging from 2.75% to 3.75% or an alternate base rate based on the federal funds effective rate plus applicable margins ranging from 1.75% to 2.75%. The applicable commitment fee under the facility is 0.50%.

The First Lien Credit Agreement contains certain restrictions on the prepayment and repayment of outstanding note indebtedness of our and our subsidiaries, including the prohibition on using proceeds from credit extensions under the First Lien Credit Agreement for any such prepayment or repayment and the requirement that we have net liquidity at the time thereof of at least $250 million. In addition, we are required to have pro forma net liquidity of $250 million at the time of any refinancing of outstanding indebtedness.

Under the First Lien Credit Agreement, our rights to make distributions to its shareholders and pay dividends to parent entities (including ultimately to Energy XXI) are very limited. Generally, we are only permitted to make such distributions for income tax liabilities arising for such other entities that relate to the income attributable to our and our subsidiaries, general and administrative expenses not to exceed $2 million in any fiscal year and for payment of insurance premiums in regards to affiliated party insurance agreements. Substantially all of the net assets of the Company’s subsidiaries are restricted.

Lender consent is required for any asset disposition that would have the effect of reducing the borrowing base by more than $5 million in the aggregate. The Eleventh Amendment waived certain provisions of the First Lien Credit Agreement to permit the M21K Acquisition as well as an additional minor acquisition and disposition.

The First Lien Credit Agreement requires EGC and EPL to maintain certain financial covenants separately for so long as the 8.25% Senior Notes remain outstanding. EGC is subject to the following financial covenants on a consolidated basis: (a) a minimum current ratio of no less than 1.0 to 1.0 and (b) a consolidated maximum net secured leverage ratio of no more than 3.75 to 1.0 as of the end of the fiscal quarter ended December 31, 2015, and increasing to 4.75 to 1.0 starting March 31, 2016, to 5.25 to 1.0 starting June 30, 2016 and decreasing to 5.00 to 1.0 beginning June 30, 2017 and thereafter. In addition, EGC is subject to the following financial covenants on a stand-alone basis: (a) a consolidated maximum net first lien leverage ratio of 1.25 to 1.0 and (b) a consolidated maximum net secured leverage ratio of no more than 3.75 to 1.0 beginning with the fiscal quarter ending March 31, 2017. In addition, EPL is subject to the following financial covenants on a stand-alone basis: (a) a consolidated maximum net first lien leverage ratio of 1.25 to 1.0 and (b) a consolidated maximum net secured leverage ratio of no more than 3.75 to 1.0 beginning with the fiscal quarter ending March 31, 2017. If EPL’s 8.25% Senior Notes are no longer outstanding and certain other conditions are met, EGC and EPL will be subject to the following financial covenants on a consolidated basis: (a) a consolidated maximum net first lien leverage ratio of 1.25 to 1.0, (b) a consolidated maximum net secured leverage ratio of no more than 4.75 to 1.0 as of the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2016, increasing to 5.25 to 1.0 starting June 30, 2016 and decreasing to 5.00 to 1.0 beginning June 30, 2017 and thereafter, and (c) a minimum current ratio of no less than 1.0 to 1.0.

On February 29, 2016, the Thirteenth Amendment became effective and by its terms it will expire on the earlier of (i) March 14, 2016, (ii) the date on which the Company or EPL fails to comply with the conditions set forth in the Thirteenth Amendment or (iii) the occurrence of an Event of Default (as defined in the First Lien Credit Agreement) other than as a result of the failure of EPL to pay interest due on EPL’s 8.25% Senior Notes due on February 15, 2016 and thereafter (until March 14, 2016).

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

The Thirteenth Amendment provides that the Company is not required to deliver a compliance certificate for the fiscal quarter ended December 31, 2015 until the expiration of the Thirteenth Amendment. The following additional changes to the First Lien Credit Agreement became effective upon the execution of the Thirteenth Amendment:

•	Prohibiting the Company and EPL from borrowing under the First Lien Credit Agreement before March 15, 2016.
•	Requiring the Company and EPL to deposit the proceeds of any loan under the First Lien Credit Agreement in an account covered by a control agreement in favor of the administrative agent.
•	Allowing for the Company and EPL to get replacement letters of credit under the First Lien Credit Agreement without satisfying the credit extension conditions in the First Lien Credit Agreement so long as the replacement letter of credit does not have an aggregate face amount in excess of the available amount of the letter of credit being replaced and certain other conditions set forth in the Thirteenth Amendment are met.

Additionally, the following changes became effective upon the execution of the Twelfth Amendment:

•	Modification of triggers that require EPL and its subsidiaries to provide guarantees of the indebtedness of EGC and its subsidiaries and grant liens on the assets of EPL and its subsidiaries to secure such guarantees. Under such modifications, such guarantees and security will be required upon the earlier of EPL’s retirement of its obligations in respect of its outstanding 8.25% Senior Notes and amendments to covenant restrictions under such notes that eliminate restrictions on the ability of EPL and its subsidiaries to guarantee the indebtedness of EGC and its subsidiaries and grant liens on the assets of EPL and its subsidiaries to secure such guarantees (even if such notes have not been refinanced or defeased).
•	Suspending the maximum net secured leverage ratio covenant with respect to EGC and its subsidiaries (other than EPL and its subsidiaries) to begin on the fiscal quarter ending March 31, 2017 rather than March 31, 2015.
•	Suspending the maximum net secured leverage ratio covenant with respect to EPL and its subsidiaries to begin on the fiscal quarter ending March 31, 2017 rather than March 31, 2015.
•	Modifying the maximum net secured leverage covenant with respect to EGC and its subsidiaries to be 3.75:1.00 as of the end of each fiscal quarter beginning with the fiscal quarter ended September 30, 2015, increasing to 4.75:1.00 starting March 31, 2016 and to 5.25:1.00 starting June 30, 2016, and decreasing to 5.00:1.00 beginning June 30, 2017 and thereafter.

As of December 31, 2015, we had $150.0 million in borrowings and $227.8 million in letters of credit issued under the First Lien Credit Agreement and we were in compliance with all covenants thereunder. Due to current market conditions and depressed commodity prices, Energy XXI engaged PJT Partners as a financial advisor and Vinson & Elkins L.L.P. as a legal advisor to advise management and our Board regarding the potential strategic alternatives to address our liquidity issues and high debt levels. Based on current market conditions and depressed commodity prices, if we and Energy XXI are unable to execute on one of the strategic alternatives being evaluated and adequately address liquidity concerns, we will not be in compliance with the consolidated net secured leverage ratio under our Revolving Credit Facility for the quarter ending March 31, 2016. Due to our election on February 16, 2016 to enter into the 30-day grace period for making interest payment under the terms of the indenture governing EPL’s outstanding 8.25% Senior Notes, certain restrictions, as fully described below under the caption 8.25% Senior Notes Due 2018, have been placed on the Company. In addition, as part of our quarterly compliance certificates required under

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

our Revolving Credit Facility and also as a condition to borrow funds or issue letters of credit under our Revolving Credit Facility, we must make certain representations, including representations about our solvency, and we must remain in compliance with the financial ratios in our Revolving Credit Facility. Generally, the solvency representation requires, among other things, for us to determine at the time we desire to make a future borrowing, or issue or extend letters of credit, that the fair market value of our assets exceeds the face amount of our liabilities. The current commodity environment creates substantial uncertainty in determining fair market value of oil and natural gas assets which accordingly may impact our ability to continue to give the required representation.

We are evaluating various alternatives with respect to our Revolving Credit Facility, but there is no certainty that we will be able to implement any alternatives or otherwise resolve our covenant issues. If the lenders under the Revolving Credit Facility are unwilling to provide us with the covenant flexibility we seek, and we are unable to comply with those covenants, we will be forced to repay or refinance amounts then outstanding under the Revolving Credit Facility, and there is no assurance that we will reach an agreement with our lenders on any such amendment or additional waiver. Absent success in these pursuits, a resultant breach under the Revolving Credit Facility would cause a default under such facility, potentially resulting in acceleration of all amounts outstanding under the Revolving Credit Facility. If the lenders under the Revolving Credit Facility were to accelerate the indebtedness under the Revolving Credit Facility as a result of such defaults, such acceleration would cause a cross-default or cross-acceleration of all of our other outstanding indebtedness. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, we will not have sufficient liquidity to repay all of our outstanding indebtedness.

11.0% Senior Secured Second Lien Notes Due 2020

On March 12, 2015, we issued $1.45 billion in aggregate principal amount of 11.0% senior secured second lien notes due March 15, 2020 (the “11.0% Notes”) pursuant to the Purchase Agreement (the “Purchase Agreement”) by and among EGC, Energy XXI, EXXI USA and certain of our wholly owned subsidiaries (together with Energy XXI and EXXI USA, the “Guarantors”), and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Imperial Capital, LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”). We received net proceeds of approximately $1.35 billion in the offering after deducting the Initial Purchasers’ discount and direct offering costs. The 11.0% Notes were sold to investors at a discount of 96.313% of principal, for a yield to maturity at issuance of 12.0%. The 11.0% Notes were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and were resold to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The 11.0% Notes and the related guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. The 11.0% Notes bear interest from the date of their issuance at an annual rate of 11.0% with interest due semi-annually, in arrears, on March 15th and September 15th, beginning September 15, 2015. We incurred underwriting and direct offering costs of $41.7 million which were recorded as debt issuance costs. The effective interest rate on the 11.0% Notes is approximately 12.8%, reflecting amortization of the Initial Purchasers’ discount of $53.5 million as well as the amortization of debt issuance costs.

The 11.0% Notes were issued pursuant to an indenture, dated March 12, 2015 (the “2015 Indenture”), among EGC, the Guarantors and U.S. Bank National Association, as trustee. The 11.0% Notes are secured by second-priority liens on substantially all of our and our subsidiary guarantors’ assets and all of EXXI USA’s equity interests in us, in each case to the extent such assets secure our Revolving Credit Facility. In the future, the 11.0% Notes may be guaranteed by certain of our material domestic restricted subsidiaries that incur or

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

guarantee certain indebtedness, including, upon the occurrence of certain events, some or all of EPL and its subsidiaries. The liens securing the 11.0% Notes and the related guarantees are contractually subordinated to the liens on such assets securing our Revolving Credit Facility and any other priority lien debt, to the extent of the value of the collateral securing such obligations, pursuant to the terms of an intercreditor agreement, and to certain other secured indebtedness, to the extent of the value of the assets subject to the liens securing such indebtedness.

The 11.0% Notes are fully and unconditionally guaranteed on a senior basis by the Guarantors and by certain of our future subsidiaries, except that a guarantor can be automatically released and relieved of its obligations under certain customary circumstances contained in the 2015 Indenture. Although the 11.0% Notes are guaranteed by Energy XXI and EXXI USA, Energy XXI and EXXI USA will not, subject to certain exceptions, be subject to the restrictive covenants in the 2015 Indenture.

On or after September 15, 2017, we will have the right to redeem all or some of the 11.0% Notes at specified redemption prices (initially 108.25% of the principal amount, declining to par on or after July 15, 2019), plus accrued and unpaid interest. Prior to September 15, 2017, we may redeem up to 35% of the aggregate principal amount of the 11.0% Notes originally issued at a price equal to 111.0% of the aggregate principal amount in an amount not greater than the proceeds of certain equity offerings. In addition, prior to September 15, 2017, we may redeem all or part of the 11.0% Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We will be required to offer to purchase all outstanding 11.0% Notes if a “triggering event” occurs, at a price of 100% of the principal amount of the 11.0% Notes purchased plus accrued and unpaid interest to the date of purchase. For this purpose, a “triggering event” will be deemed to occur (i) on the 30th day prior to the stated maturity date of the 9.25% Senior Notes, if on such date the aggregate outstanding principal amount of all such notes that have not been repurchased, redeemed, discharged, defeased or called for redemption under specified arrangements, exceeds $250.0 million, or (ii) on the 30th day prior to the stated maturity date of the 8.25% Senior Notes, if on such date the aggregate outstanding principal amount of the 8.25% Senior Notes that shall not have been repurchased, redeemed, discharged, defeased or called for redemption under specified arrangements, exceeds $250.0 million. As a result of our bond repurchases subsequent to December 31, 2015, we have reduced the principal amount of the 8.25% Senior Notes and the 9.25% Senior Notes outstanding to $213.7 million and $249.5 million, respectively, eliminating this springing maturity in the 11.0% Notes.

If a change of control, as defined in the 2015 Indenture, occurs, each holder of the 11.0% Notes will have the right to require us to repurchase all or any part of their 11.0% Notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest.

The 2015 Indenture restricts our ability and the ability of our restricted subsidiaries to: (i) transfer or sell assets; (ii) make loans or investments; (iii) pay dividends, redeem subordinated indebtedness or make other restricted payments; (iv) incur or guarantee additional indebtedness or issue disqualified capital stock; (v) create or incur certain liens; (vi) incur dividend or other payment restrictions affecting certain subsidiaries; (vii) consummate a merger, consolidation or sale of all or substantially all of our assets; (viii) enter into transactions with affiliates; and (ix) engage in business other than the oil and gas business. These covenants are subject to a number of important exceptions and qualifications.

8.25% Senior Notes Due 2018

On June 3, 2014, we assumed the 8.25% Senior Notes in the EPL Acquisition which consist of $510 million in aggregate principal amount issued under an indenture dated as of February 14, 2011 (the “2011 Indenture”). The 8.25% Senior Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis initially by each of EPL’s existing direct and indirect domestic subsidiaries. The 8.25% Senior Notes will mature on February 15, 2018. On April 18, 2014, EPL entered into a supplemental

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

indenture (the “Supplemental Indenture”) to the 2011 Indenture, by and among EPL, the guarantors party thereto, and U.S. Bank National Association, as trustee, governing EPL’s 8.25% Senior Notes. The Supplemental Indenture amended the terms of the 2011 Indenture governing the 8.25% Senior Notes to waive EPL’s obligation to make and consummate an offer to repurchase the 8.25% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest. EPL entered into the Supplemental Indenture after the receipt of the requisite consents from the holders of the 8.25% Senior Notes in accordance with the Supplemental Indenture. We paid an aggregate cash payment of $1.2 million (equal to $2.50 per $1,000 principal amount of 8.25% Senior Notes for which consents were validly delivered and unrevoked). The 8.25% Senior Notes are callable at 104.125% starting February 15, 2015 with such premium declining to zero by February 15, 2017.

On February 16, 2016, the Company elected to enter into the 30-day grace period under the terms of the indenture governing the outstanding 8.25% Senior Notes due February 2018 to extend the timeline for making the cash interest payment to March 17, 2016. The aggregate amount of the interest payments is approximately $8.8 million. During the 30-day grace period, the Company will work with its debt holders regarding its ongoing effort to develop and implement a comprehensive plan to restructure its balance sheet.

The election to enter into the 30-day grace period under the terms of the indenture governing the 8.25% Senior Notes constitutes a default; however, it does not constitute an Event of Default under the indenture governing the 8.25% Senior Notes or the Revolving Credit Facility. As a result of this default, certain restrictions have been placed on the Company, including but not limited to, its ability to incur additional indebtedness, draw on the Revolving Credit Facility and issue additional letters of credit. The Company has 30 days to cure the default by making the required interest payment that was due on February 16, 2016. Alternatively, the Company may restructure the debt with its creditors. On March 17, 2016, if the interest payment default is not cured, the default would be considered an Event of Default and the trustee or the holders of at least 25% in aggregate principal amount of then outstanding 8.25% Senior Notes may declare the principal and accrued interest for all outstanding 8.25% Senior Notes due and payable immediately. An Event of Default would also trigger cross defaults in the Company’s other debt obligations. An Event of Default would have a material adverse effect on the Company’s liquidity, financial condition and results of operations. Please see Note 2 — Liquidity and Capital Resources for more information.

6.875% Senior Notes Due 2024

On May 27, 2014, we issued at par $650 million in aggregate principal amount of the 6.875% Senior Notes due March 15, 2024. On June 1, 2015, we completed a registered offer to exchange the 6.875% Senior Notes for a new series of freely tradable notes having substantially identical terms as the 6.875% Senior Notes. We incurred underwriting and direct offering costs of approximately $11 million which were recorded as debt issuance costs.

On or after March 15, 2019, we will have the right to redeem all or some of the 6.875% Senior Notes at specified redemption prices specified in the indenture, plus accrued and unpaid interest. Prior to March 15, 2017, we may redeem up to 35% of the aggregate principal amount of the 6.875% Senior Notes originally issued at a price equal to 106.875% of the aggregate principal amount, plus accrued and unpaid interest, in an amount not greater than the proceeds of certain equity offerings and provided that (i) at least 65% of the aggregate principal amount of the notes remains outstanding immediately after giving effect to such redemption; and (ii) any such redemption is made within 180 days of the date of closing of such equity offering. In addition, prior to March 15, 2019, we may redeem all or part of the 6.875% Senior Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We are required to make an offer to repurchase the 6.875% Senior Notes upon a change of control at a purchase price in cash equal to 101% of the aggregate principal amount of the 6.875% Senior Notes

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

repurchased plus accrued and unpaid interest and from the net proceeds of certain asset sales under specified circumstances, each of which as defined in the indenture governing the 6.875% Senior Notes.

The indenture governing the 6.875% Senior Notes, among other things, limits our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidation or sale of all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and natural gas business.

7.5% Senior Notes Due 2021

On September 26, 2013, we issued at par $500 million aggregate principal amount of 7.5% unsecured senior notes due December 15, 2021 (the “7.5% Senior Notes”). In April 2014, we completed a registered offer to exchange the 7.5% Senior Notes with a new series of freely tradable notes having substantially identical terms as the 7.5% Senior Notes. We incurred underwriting and direct offering costs of $8.6 million which were recorded as debt issuance costs.

On or after December 15, 2016, we will have the right to redeem all or some of the 7.5% Senior Notes at specified redemption prices, plus accrued and unpaid interest. Prior to December 15, 2016, we may redeem up to 35% of the aggregate principal amount of the 7.5% Senior Notes originally issued at a price equal to 107.5% of the aggregate principal amount in an amount not greater than the proceeds of certain equity offerings. In addition, prior to December 15, 2016, we may redeem all or part of the 7.5% Senior Notes at a price equal to 100% of their aggregate principal amount plus a make-whole premium and accrued and unpaid interest. We are required to make an offer to repurchase the 7.5% Senior Notes upon a change of control and from the net proceeds of certain asset sales under specified circumstances, each of which as defined in the indenture governing the 7.5% Senior Notes.

The indenture governing the 7.5% Senior Notes limits, among other things, our ability and the ability of our restricted subsidiaries to transfer or sell assets, make loans or investments, pay dividends, redeem subordinated indebtedness or make other restricted payments, incur or guarantee additional indebtedness or issue disqualified capital stock, create or incur certain liens, incur dividend or other payment restrictions affecting certain subsidiaries, consummate a merger, consolidate or sell all or substantially all of our assets, enter into transactions with affiliates and engage in business other than the oil and gas business.

7.75% Senior Notes Due 2019

On February 25, 2011, we issued at par $250 million aggregate principal amount of 7.75% unsecured senior notes due June 15, 2019 (the “7.75% Old Senior Notes”). On July 7, 2011, we exchanged the 7.75% Old Senior Notes for newly issued notes registered under the Securities Act (the “7.75% Senior Notes”) with identical terms and conditions. We incurred underwriting and direct offering costs of $3.1 million which were recorded as debt issuance costs.

The 7.75% Senior Notes are callable at 103.875% starting June 15, 2015, with such premium declining to zero on June 15, 2017. We have the right to redeem the 7.75% Senior Notes under various circumstances and is required to make an offer to repurchase the 7.75% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances, each of which as defined in the indenture governing the 7.75% Senior Notes.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

9.25% Senior Notes Due 2017

On December 17, 2010, we issued at par $750 million aggregate principal amount of 9.25% unsecured senior notes due December 15, 2017 (the “9.25% Old Senior Notes”). On July 8, 2011, we exchanged $749 million of the 9.25% Old Senior Notes for $749 million of newly issued notes (the “9.25% Senior Notes”) registered under the Securities Act with identical terms and conditions. The trading restrictions on the remaining $1 million face value of the 9.25% Old Senior Notes were lifted on December 17, 2011. We incurred underwriting and direct offering costs of $15.4 million which were recorded as debt issuance costs.

The 9.25% Senior Notes are callable at 104.625% starting December 15, 2014, with such premium declining to zero by December 15, 2016. We have the right to redeem the 9.25% Senior Notes under various circumstances and is required to make an offer to repurchase the 9.25% Senior Notes upon a change of control and from the net proceeds of asset sales under specified circumstances, each of which as defined in the indenture governing the 9.25% Senior Notes.

Guarantee of Securities Issued by EGC

We are the issuer of each of the 11.0% Notes, the 6.875% Senior Notes, 7.5% Senior Notes, 9.25% Senior Notes and 7.75% Senior Notes, which are fully and unconditionally guaranteed by us and each of our existing and future material domestic subsidiaries other than EPL and its subsidiaries. Energy XXI and its subsidiaries, other than us, do not have significant independent assets or operations. We are permitted to make dividends and other distributions subject to certain limitations as more fully disclosed in this note above under the caption “Revolving Credit Facility.”

Derivative Instruments Premium Financing

We finance premiums on derivative instruments that we purchase with our hedge counterparties. Substantially all of our hedge transactions are with lenders under the Revolving Credit Facility. Derivative instruments premium financing is accounted for as debt and this indebtedness is pari passu with borrowings under the Revolving Credit Facility. The derivative instruments premium financing is structured to mature when the derivative instrument settles so that we realize the value, net of derivative instrument premium financing. As of December 31, 2015 and June 30, 2015, our outstanding derivative instruments premium financing discounted at our approximate borrowing cost of 2.5% per annum totaled $0 and $10.6 million, respectively.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 5 — Long-Term Debt  – (continued)

Interest Expense

Interest expense consisted of the following (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revolving Credit Facility	$3,751	$7,482	$7,561	$14,375
11.0% Senior Secured Second Lien Notes due 2020	40,202	—	80,405	—
8.25% Senior Notes due 2018	10,130	10,519	20,649	21,038
6.875% Senior Notes due 2024	4,169	11,172	15,201	22,344
7.50% Senior Notes due 2021	4,521	9,375	12,306	18,750
7.75% Senior Notes due 2019	2,197	4,844	5,958	9,688
9.25% Senior Notes due 2017	16,761	17,344	34,105	34,688
Amortization of debt issue cost – Revolving Credit Facility	630	1,080	1,306	2,057
Accretion of original debt issue discount, 11.0% Notes due 2020	2,090	—	4,114	—
Amortization of debt issue cost – 11.0% Notes due 2020	1,688	—	3,323	—
Amortization of fair value premium – 8.25% Senior Notes due 2018	(3,282)	(2,570)	(6,723)	(5,104)
Amortization of debt issue cost – 6.875% Senior Notes due 2024	113	282	395	563
Amortization of debt issue cost – 7.50% Senior Notes due 2021	125	262	355	525
Amortization of debt issue cost – 7.75% Senior Notes due 2019	45	97	130	194
Amortization of debt issue cost – 9.25% Senior Notes due 2017	682	551	1,385	1,103
Derivative instruments financing and other	(17)	199	103	466
	$83,805	$60,637	$180,573	$120,687

Note 6 — Asset Retirement Obligations

The following table describes the changes in our asset retirement obligations (in thousands):

December 31, 2015
Balance at June 30, 2015	$487,085
Liabilities acquired	66,700
Liabilities incurred and true-up to liabilities settled	7,933
Liabilities settled	(53,719)
Revisions*	(74,661)
Accretion expense	30,728
Total balance at December 31, 2015	464,066
Less: current portion	43,136
Long-term balance at December 31, 2015	$420,930

*	This downward revision was primarily due to declining service costs resulting from the decline in commodity prices and decrease in demand for oil field services due to excess capacity.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 7 — Derivative Financial Instruments

We enter into hedging transactions to reduce exposure to fluctuations in the price of crude oil and natural gas. We enter into hedging transactions with multiple investment-grade rated counterparties, primarily financial institutions, to reduce the concentration of exposure to any individual counterparty. We use various instruments including financially settled crude oil and natural gas puts, put spreads, swaps, zero-cost collars and three-way collars, with only zero-cost collars and three-way collars outstanding at December 31, 2015. Derivative financial instruments are recorded at fair value and included as either assets or liabilities in the accompanying consolidated balance sheets. Any gains or losses resulting from changes in fair value of our outstanding derivative financial instruments and from the settlement of derivative financial instruments are recognized in earnings and included in gain (loss) on derivative financial instruments as a component of revenues in the accompanying consolidated statements of operations.

With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options consisting of a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX WTI, BRENT IPE and/or Argus-LLS) plus the difference between the purchased put and the sold put strike price.

Most of our crude oil production is Heavy Louisiana Sweet (“HLS”). We include contracts indexed to NYMEX WTI, ICE Brent futures and Argus-LLS futures in our hedging portfolio to closely align and manage our exposure to the associated price risk.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements helps to limit the downside risk of adverse price movements, they may also limit future gains from favorable price movements.

As of December 31, 2015, we had the following net open crude oil derivative positions:

Remaining Contract Term	Type of Contract	Index	Volumes (MBbls)	Weighted Average Contract Price
				Floor	Ceiling
January 2016 – June 2016	Collars	NYMEX-WTI	2,548	$51.43	$74.70
July 2016 – December 2016	Collars	NYMEX-WTI	2,576	51.43	74.70

As of December 31, 2015, we had the following net open natural gas derivative positions:

Remaining Contract Term	Type of Contract	Index	Volumes (MMBtu)	Weighted Average Contract Price
				Collars/Put
				Sub Floor	Floor	Ceiling
January 2016 – April 2016	Three-Way Collars	NYMEX-HH	1,515	$2.43	$2.93	$4.12

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 7 — Derivative Financial Instruments  – (continued)

The fair values of derivative instruments in our consolidated balance sheets were as follows (in thousands):

	Asset Derivative Instruments				Liability Derivative Instruments
	December 31, 2015		June 30, 2015		December 31, 2015		June 30, 2015
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivative financial instruments	Current	$62,557	Current	$51,024	Current	$1,388	Current	$31,456
	Non- Current	—	Non- Current	11,980	Non- Current	—	Non- Current	9,440
Total Gross Commodity Derivative Instruments subject to enforceable master netting agreement		62,557		63,004		1,388		40,896
Derivative financial instruments	Current	(1,388)	Current	(28,795)	Current	(1,388)	Current	(28,795)
	Non- Current	—	Non- Current	(8,082)	Non- Current	—	Non- Current	(8,082)
Gross amounts offset in Balance Sheets		(1,388)		(36,877)		(1,388)		(36,877)
Net amounts presented in Balance Sheets	Current	61,169	Current	22,229	Current	—	Current	2,661
	Non- Current	—	Non- Current	3,898	Non- Current	—	Non- Current	1,358
		$61,169		$26,127		$—		$4,019

The following table presents information about the components of the gain (loss) on derivative instruments (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
Gain (loss) on derivative financial instruments	2015	2014	2015	2014
Cash settlements, net of purchased put premium amortization	$22,828	$44,954	$41,570	$43,220
Proceeds from monetizations	—	25,873	—	29,236
Change in fair value	5,474	120,635	42,162	175,731
Total gain on derivative financial instruments	$28,302	$191,462	$83,732	$248,187

We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Possible actions would be to transfer our position to another counterparty or request a voluntary termination of the derivative contracts resulting in a cash settlement. Should one of our financial counterparties not perform, we may not realize the benefit of some of our derivative instruments under lower commodity prices and could incur a loss. At December 31, 2015, we had no deposits for collateral with our counterparties.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 8 — Income Taxes

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes where Energy XXI, Inc., (the “U.S. Parent”) is the parent entity. Energy XXI indirectly owns 100% of U.S. Parent, but is not a member of the U.S. consolidated group. We operate through our various subsidiaries in the U.S.; accordingly, income taxes have been provided based upon the tax laws and rates of the U.S. as they apply to our current ownership structure. ASC Topic 740, Income Taxes, provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated financial reporting group should be based upon a reasonable allocation of the income tax amounts of that group. We allocate income tax expense and deferred tax items between affiliates as if each affiliate prepared a separate U.S. income tax return for the year-to-date reporting period. We have recorded no income tax-related intercompany balances with affiliates.

We estimate our annual effective tax rate for the current fiscal year and apply it to interim periods. Currently, our estimated annual effective tax/(benefit) rate is zero. Our actual effective tax/(benefit) rate for the three months ended December 31, 2015 was also zero. The variance from the U.S. statutory rate of 35% is primarily due to continued recorded and forecast losses that, based on present circumstances, will not result in us recording a current income tax benefit. Rather, all increases in net deferred tax assets (primarily related to net operating loss (“NOL”) carryovers net of deferred tax liability from oil and natural gas properties’ net book carrying values exceeding their corresponding tax bases) will be completely offset by increases in valuation allowances. As required by ASC Topic 740-270, Income Taxes: Interim Reporting, we forecast our tax position for the year, and may not record an additional tax benefit in an interim period unless we believe that we would be allowed to record a net deferred tax asset at the end of the year. At this time, we do not have such a belief (due to a preponderance of negative evidence as to future realizability) and accordingly reflect a current deferred tax benefit of zero. We continue to evaluate the need for the valuation allowance based on current and expected earnings and other factors, and adjust it accordingly.

The U.S. consolidated group historically has paid no significant cash taxes due to the election to expense intangible drilling costs and the presence of NOLs. In light of the Company’s recent activity in repurchasing certain indebtedness at a discount, See Note 5 — “Long-Term Debt”, gains on these repurchases are includable in taxable income of the Company for the current year; however the Company believes that it is more-likely than not entitled to exclude these gains from the current taxable income under an allowable statutory exclusion. The Alternative Minimum Tax (“AMT”) only allows offset of 90% of AMT income by NOL carryovers (with certain limited exceptions for 2009 and 2010 generated NOLs), with the balance of income being taxed at 20%. The U.S. consolidated group presently does not expect to make any cash AMT payments during this fiscal year. If any such AMT payments were required, we are a party to an intercompany agreement whereby we would be responsible for funding our allocable portion of consolidated U.S. federal income tax payments. In light of our inability to record additional net deferred tax benefits for the year, any current cash AMT payments would result in our recognizing income tax expense in those amounts.

Note 9 — Supplemental Cash Flow Information

The following table presents our supplemental cash flow information (in thousands):

	Six Months Ended December 31,
	2015	2014
Cash paid for interest	$189,819	$111,208
Cash paid for income taxes	—	—

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 9 — Supplemental Cash Flow Information  – (continued)

The following table presents our non-cash investing and financing activities (in thousands):

	Six Months Ended December 31,
	2015	2014
Financing of insurance premiums	$—	$2,148
Changes in capital expenditures accrued in accounts payable	30,356	113,814
Non-cash changes in asset retirement obligations	(28)	21,912
Change in equity method investment	9,776	—
Changes in note receivable from Energy XXI, Inc.	(9,776)	—
Return of promissory note and accrued interest by Energy XXI, Inc.	66,771	—
Dividend to Energy XXI, Inc.	(66,771)	—
Derivative instruments premium financing	—	7,305

Note 10 — Related Party Transactions

On March 11, 2015, we distributed the Grand Isle Assets to our Parent pursuant to an assignment and bill of sale between certain of our subsidiaries and our Parent. The Grand Isle Assets include a liquids gathering system consisting of a system of pipelines, storage tanks, processing facilities, salt water disposal facilities and related facilities and equipment. Also on March 11, 2015, we entered into an agreement with our Parent providing for the transportation of certain of our oil production on the Grand Isle gathering system. For the three and six months ended December 31, 2015, we incurred charges totaling $7.8 million and $16.3 million, respectively, related to transportation services under this agreement.

During the six months ended December 31, 2015 and 2014, we distributed dividends of $66.8 and $0.8 million, respectively, to our Parent. During the six months ended December 31, 2015 and 2014, we returned approximately $15.9 million and $19.9 million, respectively, to our Parent.

On November 21, 2011, we advanced $65.0 million under a promissory note formalized on December 16, 2011 to Energy XXI, Inc., bearing simple interest of 2.78% per annum. The note matures on December 16, 2021. Energy XXI, Inc. has an option to prepay this note in whole or in part at any time, without any penalty or premium. Interest and principal are payable at maturity. Interest on the note, which was accrued to the note receivable, amounted to approximately $0.2 million and $0.5 million for the three months ended December 31, 2015 and 2014, respectively, and $0.6 million and $1.0 million for the six months ended December 31, 2015 and 2014, respectively. On November 30, 2015, we distributed dividend to our Parent of approximately $66.8 million against promissory note and accrued interest receivable of $65 million and $1.8 million, respectively. Energy XXI, Inc. is subject to certain covenants related to investments, restricted payments and prepayments and was in compliance with such covenants as of December 31, 2015.

We have no employees; instead we receive management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company. Services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services. Cost of these services for the three and six months ended December 31, 2015 was approximately $24.3 million and $45.0 million, respectively, of which approximately $23.1 million and $41.8 million, respectively, is included in general and administrative expense. Cost of these services for the three and six months ended December 31, 2014 was $27.4 million and $32.0 million, respectively, which is included in general and administrative expense.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 10 — Related Party Transactions  – (continued)

On August 11, 2015, pursuant to the M21K Purchase Agreement, we acquired all of the remaining equity interests of M21K, LLC (“M21K”) for consideration consisting of the assumption of all obligations and liabilities of M21K, including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing. Prior to this transaction, Energy XXI through one of its wholly owned subsidiaries had owned a 20% interest in M21K, which it transferred to us at its cost of approximately $9.8 million and which was applied to our note receivable from Energy XXI, Inc. See Note 3 —  “Acquisitions.”

Effective January 15, 2015, Energy XXI’s Board of Directors appointed one of its members, James LaChance, to serve as interim Chief Strategic Officer. In that position, Mr. LaChance pursued discussions with our lenders and noteholders to improve our available capital, leverage ratios and average debt maturity, as directed by Energy XXI’s Chief Executive Officer, in consultation with Energy XXI’s Board. Mr. LaChance’s duties as interim Chief Strategic Officer were separate from, and in addition to, his responsibilities as a member of the Board of Directors. In light of the significant increase in the amount of time Mr. LaChance was required to spend performing in this new role, Energy XXI and Mr. LaChance entered into an interim Chief Strategic Officer consulting agreement (the “Consulting Agreement”), with an effective date of January 15, 2015. Under the Consulting Agreement, Mr. LaChance was paid $200,000 per month for his services as interim Chief Strategic Officer. The Consulting Agreement expired on July 15, 2015. During the six months ended December 31, 2015, Mr. LaChance earned and was paid consulting fees of $0.1 million under the Consulting Agreement.

In accordance with the discretionary portion of a success fee payable in connection with the Consulting Agreement, the Board of Directors of Energy XXI awarded Mr. LaChance the full $1 million amount on October 15, 2015. Fifty percent of this amount was paid in cash and the other fifty percent was paid in the form of 231,482 Restricted Stock Units of Energy XXI, based on a price of $2.16 per share, which was the closing price of Energy XXI’s common stock on October 15, 2015.

On October 9, 2015, the Board of Directors of Energy XXI determined that the positions of Chief Executive Officer and Chairman of the Board should be held by two different individuals. As a result of that determination, the Board of Directors of Energy XXI elected Mr. LaChance to serve as Chairman of the Board, effective as of October 15, 2015, to serve in such capacity until his earlier resignation or removal. Mr. LaChance will not receive any compensation for serving as Chairman of the Board, other than pursuant to director compensation programs that are applicable to other non-employee directors.

Note 11 — Commitments and Contingencies

Litigation.  We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our consolidated financial position, results of operations or cash flows.

Letters of Credit and Performance Bonds.  As of December 31, 2015, we had $225 million in letters of credit to third parties relating to assets in the Gulf of Mexico and $405.7 million of performance bonds outstanding. As a lessee and operator of oil and natural gas leases on the federal Outer Continental Shelf (OCS), approximately $244.0 million of our performance bonds are lease and/or area bonds issued to the BOEM (including $65.4 million associated with our August 2015 acquisition of the remaining equity interests in M21K) that the BOEM has access to and assure our commitment to comply with the terms and conditions of those leases. We also maintain approximately $161.7 million in performance bonds issued to predecessor third party assignors rather than to the BOEM including certain state regulatory bodies of certain of the wells and facilities on these leases pursuant to a contractual commitment made by us to those third parties at the time of assignment with respect to the eventual decommissioning of those wells and facilities. In April 2015, we received letters from the BOEM stating that certain of our subsidiaries no longer qualify for waiver of

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 11 — Commitments and Contingencies  – (continued)

certain supplemental bonding requirements for potential offshore decommissioning, plugging and abandonment liabilities. The letters notified us that certain of our subsidiaries must provide approximately $1.0 billion in supplemental financial assurance and/or bonding for their offshore oil and gas leases, rights-of-way, and rights-of-use and easements. In June 2015 and December 2015, we reached agreements with the BOEM on an interim basis with respect to which we provided $150 million and $21.1 million, respectively, of supplemental bonds issued to the BOEM (which is reflected in the $244.0 million in lease and/or area bonds discussed above). On June 30, 2015, we sold the East Bay field, and as a result, the $1.0 billion of supplemental financial assurance and/or bonding required by the BOEM in April 2015 was reduced by approximately $178 million.

In October 2015, we received information from the BOEM indicating that, we could receive additional demands of supplemental financial assurance for amounts in addition to the $1.0 billion initially sought by the BOEM in April 2015, primarily relating to certain properties that were no longer exempt from supplemental bonding as a result of co-lessees losing their exemptions. However, we believe that a substantial portion of the additional supplemental financial assurance and/or bonding that could be sought by the BOEM may relate to circumstances that could eventually be removed from our responsibility (in terms of providing added assurance or bonding), including, for example, lease interests of co-lessees, leases that have since been divested by us, and leases where we are not the permitted operator and no drilling of wells has occurred. We would expect that most, if not all, of our co-lessees with the remaining working interest in such lease interests will provide their share of the bonding.

Since we received the additional information from the BOEM in October 2015, we have had a series of discussions and exchanges of information with the BOEM on the long-term financial assurance plan, culminating most recently in the BOEM’s agreement to, and execution of, a final long-term financial assurance plan on February 25, 2016. As required by the finalized long-term financial assurance plan, we must perform, among other things, the following activities: (1) use our best commercial efforts to have the BOEM included as an additional obligee under our third-party bonds by July 1, 2016; (2) provide additional financial assurance as may be required under the applicable BOEM requirements with respect to any of our pending or future plans or activities for offshore leasing, exploration or development, including any permitting or assignment associated with such plans or activities (but excluding certain internal restructuring assignments or transfers between us and our subsidiaries or our affiliates, EPL and M21K); (3) pursue a multi-obligee security acceptable to the BOEM with respect to letters of credit covering certain properties acquired by us by July 1, 2016, or submit to the BOEM a plan for providing to the BOEM other satisfactory forms of financial assurance with respect those properties covered by such letters of credit; (4) with respect to certain of our operated properties with active non-waived co-lessees and active leases with no co-lessees that have predecessors in interest, make diligence efforts to negotiate with our co-lessees to achieve full financial assurance for certain of such offshore facility interests by submitting a plan for these properties by July 1, 2016; (5) work with the third-party operators of our non-operated interests to address our proportionate share of any supplemental bond demands on these non-operated properties; and (6) work with BOEM and our insurers to potentially add BOEM as a named insured on our energy insurance package for all structures. If we are unable to provide sufficient financial assurance to BOEM under this plan, after July 1, 2016, BOEM may assess additional supplemental financial assurance and/or bonding requirements on us.

Unrelated to the BOEM’s April 2015 directive, on September 22, 2015, the BOEM issued Draft Guidance relating to supplemental bonding procedures that will, among other things, eliminate the “waiver” exemption currently allowed by the BOEM with respect to supplemental bonding and, instead, broaden the self-insurance approach that would allow more operators on the OCS to seek self-insurance for a portion of their supplemental bond obligations, but only for an amount that is no more than 10% of such operators’ tangible net worth. In addition, the Draft Guidance would implement a phased-in period for establishing

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 11 — Commitments and Contingencies  – (continued)

compliance with supplemental bonding obligations, whereby operators may seek payment of estimated costs of decommissioning obligations owed under a “tailored plan” that is approved by the BOEM and would require payment of the supplemental bonding amount in three approximately equal installments of one-third each, by no later than 120, 240 and 360 calendar days, respectively, from the date of BOEM approval of the tailored plan. Furthermore, with issuance of an Advanced Notice of Proposed Rulemaking in August 2014, the BOEM is actively seeking to bolster its financial assurance requirements mandated by rule for all companies operating in federal waters.

While the Draft Guidance, once implemented by the BOEM, would allow an increased number of operators (relative to those operators under the existing Notice to Lessees (“NTL”) regarding supplemental financial assurance and bonding) to self-insure for their decommissioning liabilities that is no more than 10% of their tangible net worth, there is no assurance that the BOEM will allow us to utilize self-insurance programs and we currently do not plan for self-insurance under the long-term financial assurance plan that we submitted to the BOEM. The Draft Guidance is currently expected to be issued as a revised NTL in 2016.

In addition to the Draft Guidance describing revised supplemental bonding procedures that may be used by the bureau, the BOEM is actively seeking to bolster its financial assurance requirements mandated by rule for all companies operating in federal waters. The cost of compliance with our existing supplemental bonding requirements, including the directives issued by the BOEM in April 2015 and June 2015, any other future directives, or any other changes to the BOEM’s current NTL supplemental bonding requirements or supplemental bonding regulations applicable to us or our subsidiaries’ properties could materially and adversely affect our financial condition, cash flows, and results of operations. In addition, we may be required to provide cash collateral or letters of credit to support the issuance of such bonds or other surety. Such letters of credit would likely be issued under our Revolving Credit Facility and would reduce the amount of borrowings available under such facility in the amount of any such letter of credit obligations.

We can provide no assurance that we can continue to obtain bonds or other surety in all cases or that we will have sufficient availability under our Revolving Credit Facility to support such supplemental bonding requirements. If we are unable to obtain the additional required bonds or assurances as requested, the BOEM may require any of our operations on federal leases to be suspended or cancelled or otherwise impose monetary penalties and one or more of such actions could have a material effect on our business, prospects, results of operations, financial condition, and liquidity.

Other.  We maintain restricted escrow funds as required by certain contractual arrangements. At December 31, 2015, our restricted cash primarily related to $30 million related to the First Lien Credit Agreement, $16 million in cash collateral associated with our bonding requirements and approximately $6 million in a trust for future plugging, abandonment and other decommissioning costs related to the East Bay field which will be transferred to the buyer of our interests in that field.

We and our oil and natural gas joint interest owners are subject to periodic audits of the joint interest accounts for leases in which we participate and/or operate. As a result of these joint interest audits, amounts payable or receivable by us for costs incurred or revenue distributed by the operator or by us on a lease may be adjusted, resulting in adjustments to our net costs or revenues and the related cash flows. When they occur, these adjustments are recorded in the current period, which generally is one or more years after the related cost or revenue was incurred or recognized by the joint account. We do not believe any such adjustments will be material.

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 12 — Fair Value of Financial Instruments

Certain assets and liabilities are measured at fair value on a recurring basis in our consolidated balance sheets. Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs. Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 — quoted prices in active markets for identical assets or liabilities.
•	Level 2 — inputs other than quoted prices that are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).
•	Level 3 — unobservable inputs that reflect our own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

For cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and notes payable, the carrying amounts approximate fair value due to the short-term nature or maturity of the instruments. For the 11.0% Notes, 9.25% Senior Notes, 8.25% Senior Notes, 7.75% Senior Notes, 7.5% Senior Notes, and 6.875% Senior Notes, the fair value is estimated based on quoted prices in a market that is not an active market, which are Level 2 inputs within the fair value hierarchy. The carrying value of the Revolving Credit Facility approximates its fair value because the interest rate is variable and reflective of market rates, which are Level 2 inputs within the fair value hierarchy.

Our commodity derivative instruments consist of financially settled crude oil and natural gas puts, swaps, put spreads, zero-cost collars and three way collars. We estimate the fair values of these instruments based on published forward commodity price curves, market volatility and contract terms as of the date of the estimate. The discount rate used in the discounted cash flow projections is based on published LIBOR rates. The fair values of commodity derivative instruments in an asset position include a measure of counterparty nonperformance risk, and the fair values of commodity derivative instruments in a liability position include a measure of our own nonperformance risk, each based on the current published issuer-weighted corporate default rates. See Note 7 — “Derivative Financial Instruments.”

During the three months ended December 31, 2015, we did not have any transfers from or to Level 3. The following table presents the fair value of our Level 2 financial instruments (in thousands):

	Level 2
	As of December 31, 2015	As of June 30, 2015
Assets:
Oil and natural gas derivatives	$62,557	$63,004
Liabilities:
Oil and natural gas derivatives	$1,388	$40,896

ENERGY XXI GULF COAST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015
(Unaudited)

Note 12 — Fair Value of Financial Instruments  – (continued)

The following table sets forth the carrying values and estimated fair values of our long-term indebtedness which are classified as Level 2 financial instruments (in thousands):

	December 31, 2015		June 30, 2015
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Revolving credit facility	$150,000	$150,000	$150,000	$150,000
11% Senior Secured Second Lien Notes due 2020	1,403,011	518,375	1,398,896	1,276,000
8.25% Senior Notes due 2018	501,462	135,813	539,459	306,000
6.875% Senior Notes due 2024	143,993	17,999	650,000	211,250
7.5% Senior Notes due 2021	238,071	25,890	500,000	164,925
7.75% Senior Notes due 2019	101,077	16,172	250,000	92,135
9.25% Senior Notes due 2017	720,585	210,771	750,000	413,160
	$3,258,199	$1,075,020	$4,238,355	$2,613,470

The 11.0% Notes, the 6.875% Senior Notes, and the 7.5% Senior Notes each contain an option to redeem up to 35% of the aggregate principal amount of the respective notes outstanding with the net cash proceeds of certain equity offerings. Such options are considered embedded derivatives and are classified as Level 3 financial instruments for which the estimated fair values at December 31, 2015 are not material.

Note 13 — Prepayments and Accrued Liabilities

Prepayments and accrued liabilities consist of the following (in thousands):

	December 31, 2015	June 30, 2015
Prepaid expenses and other current assets
Advances to joint interest partners	$4,232	$1,294
Insurance	10,686	2,869
Inventory	398	7,867
Royalty deposit	2,871	3,137
Other	10,877	5,271
Total prepaid expenses and other current assets	$29,064	$20,438
Accrued liabilities
Advances from joint interest partners	$2,695	$3,060
Interest payable	69,572	82,885
Accrued hedge payable	126	1,399
Undistributed oil and gas proceeds	20,002	19,776
Severance taxes payable	675	843
Other	11,383	12,981
Total accrued liabilities	$104,453	$120,944